Exhibit 99.1

           MBIA Comments on New Business Production and Loss Activity

     ARMONK, N.Y.--(BUSINESS WIRE)--Oct. 7, 2004--MBIA Inc. (NYSE:MBI) announced today that it expects to report an approximate 35 percent decline in adjusted direct premium (ADP) for the first nine months of 2004, compared with record ADP of $1.2 billion in the first nine months of last year. The decline is greater than originally anticipated, primarily due to tighter credit spreads, increased competition from the uninsured market and other monolines, and the lumpiness of the Company's international operations. The decline in ADP will have only a minor impact on earnings for the third quarter or full year 2004. MBIA will announce its third quarter results on November 2, 2004.
     Gary Dunton, CEO of MBIA, said, "Despite current market conditions, we are determined to maintain our rigorous pricing and underwriting standards, and will not pursue business solely to satisfy short-term production targets at the expense of long-term shareholder value. Although ADP for the year is expected to be down 25-30 percent from last year's record $1.6 billion, looking ahead, the pipeline for the remainder of the year and into 2005 is solid. In addition, we expect that business production for the full year 2004 will still be among the best in our history."
     The Company also announced that its third quarter will reflect a case loss reserve of approximately $50 million resulting from its $70 million net par exposure to Fort Worth Osteopathic Hospital. There will be no impact on MBIA's third quarter or full year 2004 net income, as the case reserve will be covered by a portion of MBIA's substantial unallocated loss reserve, which totaled $324 million as of June 30, 2004. MBIA insured three series of bonds for the hospital between 1993 and 1997.
     Commenting on the case activity, Nicholas Ferreri, MBIA's CFO, said, "While we have worked closely with hospital management to remediate the credit and avoid a loss, the hospital's credit quality has deteriorated to the point that, even with ongoing remedial efforts, we now expect to make substantial payments."

     MBIA Inc., through its subsidiaries, is a leading financial guarantor and provider of specialized financial services. MBIA's innovative and cost-effective products and services meet the credit enhancement, financial and investment needs of its public and private sector clients, domestically and internationally. MBIA Inc.'s principal operating subsidiary, MBIA Insurance Corporation, has a financial strength rating of Triple-A from Moody's Investors Service, Standard & Poor's Ratings Services, Fitch Ratings, and Rating and Investment Information, Inc. Please visit MBIA's Web site at http://www.mbia.com.

     This news release contains forward-looking statements. Important factors such as general market conditions and the competitive environment could cause actual results to differ materially from those projected in these forward-looking statements. The Company undertakes no obligation to revise or update any forward-looking statements to reflect changes in events or expectations.

     Explanation of Non-GAAP Financial Measures

     The following are explanations of why MBIA believes that the non-GAAP financial measures used in this press release, which serve to supplement GAAP information, are meaningful to investors.
     Adjusted Direct Premiums: The Company believes adjusted direct premiums are a meaningful measure of the total value of the insurance business written during a reporting period since they represent the present value of all premiums collected and expected to be collected on policies closed during the period. As such, it gives investors an opportunity to measure the value of new business activities in a given period and compare it to new business activities in other periods. Other measures, such as premiums written and premiums earned, include the value of premiums resulting from business closed in prior periods and do not provide the same information to investors.

     CONTACT: MBIA Inc.
              Michael Ballinger, 914-765-3893